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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
(Dollars in thousands)

Year ended December 31,                                  2000       1999(2)      1998(2)      1997(2)       1996
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
Earnings:
     Net income from operations before tax         $     30,380      27,728       24,879       24,889        21,243
     Applicable income taxes                             17,176      15,229       15,100       15,103        13,351
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     Income before taxes                                 47,556      42,957       39,979       39,992        34,594

     Fixed charges:
         Interest expense excluding interest on deposits 10,914       8,618        6,381        8,060         3,389
         Portion of rents representative of interest        410         432          453          472           492
         Preferred stock dividends including
              pre-tax effect                                  -           -            -        2,004           589
         Amortization of trust preferred securities
              issuance costs                                 95          95           93           14             -
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     Fixed charges excluding interest on deposits        11,419       9,145        6,927       10,550         4,470
         Interest on deposits                            91,041      74,560       75,271       64,603        46,630
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     Fixed charges including interest on deposits  $    102,460      83,705       82,198       75,153        51,100
=================================================================================================================================

     Earnings before fixed charges excluding
         interest on deposits                      $     58,975      52,102       46,906       50,542        39,064
     Earnings before fixed charges including
         interest on deposits                           150,016     126,662      122,177      115,145        85,694
     Fixed charges excluding interest on deposits        11,419       9,145        6,927       10,550         4,470
     Fixed charges including interest on deposits       102,460      83,705       82,198       75,153        51,100

Ratio of Earnings to Fixed Charges:
     Excluding interest on deposits                       5.16x        5.70x        6.77x        4.79x        8.74x
     Including interest on deposits                       1.46x        1.51x        1.49x        1.53x        1.68x
=================================================================================================================================

(1) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996 and concluded in October 1997. Deposits include interest bearing deposits and repurchase agreements. Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 5.68x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 1.55x and 1.68x, respectively.

(2) Selected financial data for 1999, 1998 and 1997 have been restated. See "Notes to the Consolidated Financial Statements - Restatement" included in Part IV, Item 14.